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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2010

CEDAR SHOPPING CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-31817 (Commission File Number)	42-1241468 (IRS Employer Identification No.)

44 South Bayles Avenue
Port Washington, New York 11050
(Address of Principal Executive Offices) (Zip Code)

(516) 767-6492
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Material Definitive Agreement.

On November 10, 2009, Cedar Shopping Centers, Inc. (the “Company”) closed an amended and restated secured revolving stabilized property credit facility in the amount of $265 million (subsequently increased to $285 million), with Bank of America, N.A. continuing as administrative agent, together with three lead lenders and other participating banks.  Pursuant to the terms of this facility, the Company has exercised its right to reduce the total commitment under this facility from $285 million to $185 million effective as of September 13, 2010.

The reduction will eliminate unused portion fees of 50 basis points under the facility, representing potential cost savings of approximately $500,000 on an annualized basis.

Amounts drawn as of this date under the facility have been reduced to a level of approximately $6 million.  Based on covenant calculations and accepted collateral in place, total availability under the facility at this time is approximately $167 million, of which approximately $161 million is currently available to the Company.

The facility, which has an interest rate of LIBOR plus 350 basis points, with a LIBOR floor of 200 basis points, matures on January 31, 2012, subject to a one-year extension option.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2010

CEDAR SHOPPING CENTERS, INC.

By:	/s/ Leo S. Ullman
Leo S. Ullman
Chairman of the Board, President and CEO